                             LOAN AND SECURITY AGREEMENT


    THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") made as of the 4th day of December, 1995 by and between LASALLE NATIONAL BANK, a national banking association ("BANK"), 120 South LaSalle Street, Chicago, Illinois 60603, and JAY JACOBS, INC., a Washington corporation with its principal place of business and chief executive office located at 1530 Fifth Avenue, Seattle, Washington 98101 ("BORROWER").

                                     WITNESSETH:

    WHEREAS, Borrower may, from time to time, request Loans from Bank, and the parties wish to provide for the terms and conditions upon which such Loans, if made by Bank, shall be made;

    NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Bank, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

    1.   DEFINITIONS.

    "ACCOUNT," "ACCOUNT DEBTOR," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS," and "INVENTORY," shall have the respective meanings assigned to such terms, as of the date of this Agreement, in the Illinois Uniform Commercial Code.

    "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by or under common control with Borrower.

    "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the Western District of Washington at Seattle.

    "CASE" shall mean Case No. 94-03993, the petition for relief under Title 11 of the Bankruptcy Court filed by Borrower in the Bankruptcy Court on May 13, 1994.

    "COLLATERAL" shall mean all of the property of Borrower described in paragraph 4 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Bank to secure, either directly or indirectly, repayment of any of the Liabilities.

    "COLLECTION ACCOUNT" shall have the meaning specified in paragraph 7 hereof.

    "CONFIRMATION ORDER" shall mean an order entered by the Bankruptcy Court confirming the Reorganization Plan.

    "DEPOSITARY ACCOUNT" shall have the meaning specified in paragraph 7 hereof.

    "DEPOSITARY BANK" shall mean a bank set forth on Exhibit B on the date hereof; provided, that Borrower may from time after the date hereof by written notice to Bank amend Exhibit B by adding thereto additional Banks; provided, further, that all Depositary Banks shall in any event be reasonably acceptable to Bank (all Depositary Banks listed on Exhibit B on the date of this Agreement being acceptable to Bank as of such date) and shall have executed and delivered to Bank all acknowledgments and agreements required pursuant to the terms of paragraph 7 hereof.

    "ELIGIBLE ACCOUNT" shall mean an Account owing to Borrower which is acceptable to Bank in its sole discretion for lending purposes. Without limiting Bank's discretion, Bank shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

    (a)  it is genuine and in all respects what it purports to be;

    (b) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Bank or assign it to Bank and it is subject to a first priority perfected security interest in favor of Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

    (c) it arises from (A) the performance of services by Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept any of the Goods, returned or offered to return any of the Goods, or refused to accept any of the services which are the subject of such Account, and Borrower has possession of, or Borrower has delivered to Bank (at Bank's request) shipping and delivery receipts evidencing delivery of such Goods;

    (d) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within - ( - ) days after the date of the invoice and does not remain unpaid - ( - ) past the invoice date
         thereof; provided, however, that if more than  -   percent ( - %)  of
         the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid - ( - ) after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

    (e) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

    (f) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

    (g) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate;

    (h) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Bank pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

    (i) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (z) Borrower has proven, to Bank's satisfaction, that it is exempt from any such requirements under any such state's laws;

    (j) it is an Account which arises out of a sale made in the ordinary course of Borrower's business;

    (k) the Account Debtor is a resident or citizen of, and is located within, the United States of America;

    (l) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

    (m) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue or (B) which violates any of the covenants of Borrower contained in this Agreement;

    (n) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrower, exceeds a credit limit determined by Bank in its sole discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this subparagraph 1(d)(xiv) shall be Eligible Accounts to the extent of such credit limit); and

    (o) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Bank in its sole discretion.

    "ELIGIBLE INVENTORY" shall mean Inventory of Borrower which is acceptable to Bank in its sole discretion for lending purposes, as determined on a basis consistent with the credit procedures of its Asset-Based Lending Division. Without limiting Bank's discretion, Bank shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

    (a) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Bank and it is subject to a first priority perfected security interest in favor of Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

    (b) it is located on the premises listed on Exhibit C and is not in transit;

    (c) if held for sale or lease or furnishing under contracts of service, it is (except as Bank may otherwise consent in writing) new and unused and free from defects which would affect its market value, as determined by Bank in its sole discretion on a basis consistent with the credit procedures of its Asset-Based Lending Division;

    (d) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Bank has given its prior written approval and Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Bank, in form and substance acceptable to Bank, such UCC financing statements, warehouse receipts, waivers and other documents as Bank shall require;

    (e) Bank has determined in accordance with Bank's customary business practices that it is not unacceptable due to age, type, category or quantity; and

    (f) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue or (B) which violates any of the covenants of Borrower contained in this Agreement.

    "EVENT OF DEFAULT" shall have the meaning specified in paragraph 12 hereof.

    "EXHIBIT A" shall mean the exhibit entitled Exhibit A - Special Provisions which is attached hereto and made a part hereof.

    "EXHIBIT B" shall mean the exhibit entitled Exhibit B - Depositary Banks which is attached hereto and made a part hereof.

    "EXHIBIT C" shall mean the exhibit entitled Exhibit C - Business and Collateral Locations which is attached hereto and made a part hereof.

    "FINANCING ORDER" shall mean an order entered by the Bankruptcy Court authorizing and approving the execution and delivery by the "REORGANIZED DEBTOR" (as defined in the Reorganization Plan) of this Agreement.

    "INDEMNIFIED PARTY" shall have the meaning specified in paragraph 14 hereof.

    "LETTER OF CREDIT" or "LETTERS OF CREDIT" shall mean any standby or documentary letter of credit issued by Bank on behalf of Borrower.

    "LIABILITIES" shall mean any and all obligations, liabilities and indebtedness of Borrower to Bank or to any parent, affiliate or subsidiary of Bank of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

    "LOAN" or "LOANS" shall mean all advances made by Bank to Borrower pursuant to paragraph 2 hereof and all other loans, advances and financial accommodations made by Bank to or on behalf of Borrower hereunder.

    "LOAN LIMIT" shall have the meaning specified in paragraph 1 of Exhibit A.

    "MINIMUM TANGIBLE NET WORTH" shall have the meaning specified in subparagraph 11(o) hereof.

    "OBLIGOR" shall mean Borrower and each Person who is or shall become primarily or secondarily liable for any of the Liabilities.

    "ORIGINAL TERM" shall have the meaning specified in paragraph 9 hereof.

    "OTHER AGREEMENTS" shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Bank or to any parent, affiliate or subsidiary of Bank in connection with the Liabilities or the transactions contemplated hereby.

    "PARENT" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding stock of Borrower.

    "PERMITTED LIENS" shall mean (i) statutory liens of landlord's, carriers, warehousemen, mechanics, materialmen, processors or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of Bank, (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business,
(iv) deposits or pledges not exceeding in the aggregate at any time $300,000, to secure utility and similar services or to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;
(v) deposits or pledges not exceeding in the aggregate at any time $300,000, to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, customs and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (vi) Purchase Money Liens; (vii) liens in favor of the respective Persons, and securing aggregate tax liabilities of Borrower to such Persons not exceeding the respective amounts, in each case as set forth on SCHEDULE 1; and
(viii) liens otherwise specifically permitted by Bank in writing.

    "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

    "PURCHASE MONEY LIEN" shall mean a security interest in equipment acquired (whether by purchase or financing lease) after the date of this Agreement, so long as (i) such security interest attaches only to the property acquired, (ii) a description shall have been furnished to Bank of any item of equipment for which the purchase price is greater than $50,000; and (iii) the indebtedness which such Lien secures shall not exceed one hundred percent (100%) of the purchase price of the item or items of equipment purchased.

    "RENEWAL TERM" shall have the meaning specified in paragraph 9 hereof.

    "REORGANIZATION DOCUMENTS" shall mean, collectively, this Agreement, the Other Agreements, and all other agreements, documents and instruments executed and/or delivered by Borrower or any other Person pursuant to or in connection with the Reorganization Plan.

    "REORGANIZATION PLAN" shall mean the Plan of Reorganization filed on September 14, 1995, by Borrower in its capacity as debtor and debtor-in-possession in the Case, together with any amendments and supplements thereto, or other modifications thereof, in each case previously approved in its sole discretion by Bank in writing.

    "REORGANIZATION TRANSACTIONS" shall mean the events and transactions required and/or contemplated by the Reorganization Plan, including, without limitation, the execution and delivery of this Agreement, the Other Agreements, and the respective events and transactions contemplated thereby.

    "SUBSIDIARY" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

    "TANGIBLE NET WORTH" shall have the meaning specified in subparagraph 11(o) hereof.

    2. LOANS. Subject to the terms and conditions of this Agreement (including Exhibit A) and the Other Agreements, during the Original Term and any Renewal Term, Bank shall, absent the occurrence of an Event of Default, make on a revolving credit basis such Loans to Borrower as Borrower shall from time to time request. The aggregate unpaid principal of all Loans outstanding at any one time shall not exceed the Loan Limit set forth in Exhibit A and shall bear interest at the rates set forth in Exhibit A. All Liabilities shall be repaid upon the earlier to occur of (I) the end of the Original Term or any Renewal Term, if either party elects to terminate this Agreement as of the end of any such term and (II) the acceleration of the Liabilities pursuant to Paragraph 13 of this Agreement. If at any time the outstanding principal balance of the Loans exceeds the Loan Limit, or any portion of the Loans exceeds any applicable sublimit set forth in Exhibit A, Borrower shall immediately, and without the necessity of a demand by Bank, pay to Bank such amount as may be necessary to eliminate such excess and Bank shall apply such payment to the Liabilities in such order as Bank shall determine in its sole discretion. Borrower hereby authorizes Bank, in its sole discretion, to charge any of Borrower's accounts to make any payments of principal, interest or fees then due and payable under this Agreement. All Loans shall, in Bank's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Bank. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Bank.

    3. FEES AND CHARGES. Borrower shall pay to Bank, in addition to all other amounts payable hereunder, the fees and charges set forth in Exhibit A.
It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Bank may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

    4. GRANT OF SECURITY INTEREST TO BANK. As security for the payment of all Loans now or in the future made by Bank to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Bank and grants to Bank a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and fixtures; (e) all deposits and cash; (f) any other property of Borrower now or hereafter in the possession, custody or control of Bank or any agent or any parent, affiliate or subsidiary of Bank or any participant with Bank in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (g) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

    5. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Borrower shall, at Bank's request, at any time and from time to time, execute and deliver to Bank such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Bank) and do such other acts and things as Bank may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Bank (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Bank (and all Persons designated by Bank for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Bank's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

    6. POSSESSION OF COLLATERAL AND RELATED MATTERS. Until an "Event of Default" (as hereinafter defined) has occurred, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower's business, to (a) sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose, and
(b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

    7.   COLLECTIONS.

    (a) Borrower shall establish and maintain accounts (each a "DEPOSITARY ACCOUNT") in Borrower's name at one or more Depositary Banks into which Borrower shall cause to be deposited on a daily basis in the identical form such payments were received, whether by cash or check, all payments received by Borrower for Inventory or services. Each Depositary Bank shall acknowledge and agree, in a manner satisfactory to Bank, that the amounts on deposit in the Depositary Account maintained at such Depositary Bank are the sole and exclusive property of Bank, that such Depositary Bank has no right to setoff against such Depositary Account or any other account maintained at such Depositary Bank into which the contents of such Depositary Account are transferred, and that such Depositary Bank on a daily basis shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to Bank, funds deposited in the Depositary Account maintained at such Depositary Bank, as such funds are collected, to an account (the "COLLECTION ACCOUNT") in Borrower's name established by Borrower with Bank. If Borrower, any Affiliate or Subsidiary, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts, Inventory or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to a Depositary Account or to the Collection Account. Borrower agrees that all payments made to the Collection Account or otherwise received by Bank, whether in respect of the Accounts, the Inventory or as proceeds of other Collateral or otherwise, will be applied on account of the Liabilities (other than contingent Liabilities) in accordance with the terms of this Agreement. If the Collection Account is established with Bank, Borrower agrees to pay all usual and customary fees, costs and expenses which Bank incurs in connection with opening and maintaining the Collection Account and depositing for collection by Bank any check or other item of payment received by Bank on account of the Liabilities. All of such fees, costs and expenses shall constitute Loans hereunder, shall be payable to Bank by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by Borrower to a Depositary Bank or to Bank, and, if that endorsement of any such item shall not be made for any reason, Bank is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints Bank (and all Persons designated by Bank for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

    (b) Bank may, at any time and from time to time, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower upon such terms, for such amount and at such time or times as Bank deems advisable;
(v) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor; and (vi) do all other acts and things which are necessary, in Bank's sole discretion, to fulfill Borrower's obligations under this Agreement and to allow Bank to collect the Accounts. In addition to any other provision hereof, Bank may at any time, whether before or after the occurrence of an Event of Default, at Borrower's expense, notify any parties obligated on any of the Accounts to make payment directly to Bank of any amounts due or to become due thereunder.

    (c) For purposes of calculating interest, Bank shall, within one (1) business day after receipt by Bank at its office in Chicago, Illinois of (i) checks and (ii) cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities (other than contingent Liabilities) in such order as Bank shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes,
(i) checks and (ii) cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Bank shall determine in its sole discretion, on the day of receipt, subject to actual collection.

    (d) Bank, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Bank in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Bank shall constitute Loans, payable by Borrower to Bank on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

    (e) If any of the Collateral shall be or become evidenced by an Instrument, a Document or any Chattel Paper, Borrower shall immediately (or, in the case of any Document, upon the request of Bank) deliver the original thereof to Bank together with an appropriate endorsement or other specific evidence of assignment thereof to Bank (in form and substance acceptable to Bank). If an endorsement or assignment of any such items shall not be made for any reason, Bank is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

    8.   SCHEDULES AND REPORTS.

    (a) Within ten (10) days after the close of each calendar month, and at such other times as may be requested by Bank from time to time hereafter, Borrower shall deliver to Bank (i) a schedule identifying each Eligible Account together with copies of the invoices when requested by Bank (with evidence of shipment attached) pertaining to each such Eligible Account, for the month (or other applicable period) immediately preceding; (ii) such additional schedules, certificates, reports and information with respect to the Collateral as Bank may from time to time require; and (iii) an assignment of any or all items of Collateral to Bank. Bank, through its officers, employees or agents, shall have the right, at any time and from time to time in Bank's name, in the name of a nominee of Bank or in Borrower's name, to verify the validity, amount or any other matter relating to any of Borrower's

Accounts, by mail, telephone, telegraph or otherwise. Borrower shall reimburse Bank, on demand, for all costs, fees and expenses incurred by Bank in this regard.

    (b) Without limiting the generality of the foregoing, Borrower shall deliver to Bank, at least once a month (or more frequently when requested by Bank), a report with respect to Borrower's Inventory. Borrower shall immediately notify Bank of any event causing loss or depreciation in value of Borrower's Inventory (other than normal depreciation occurring in the ordinary course of business).

    (c) All schedules, certificates, reports, assignments and other items delivered by Borrower to Bank hereunder shall be executed by an authorized representative of Borrower and shall be in such form and contain such information as Bank shall specify.

    9. TERMINATION. This Agreement shall be in effect from the date hereof until December 4, 1998 (the "ORIGINAL TERM") and shall automatically renew itself from year to year thereafter (each such one-year renewal being referred to herein as a "RENEWAL TERM") unless (a) the due date of the Liabilities is accelerated pursuant to paragraph 13 hereof; or (b) Borrower or Bank elects to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other party written notice of such election at least ninety (90) days prior to the end of the Original Term or the then current Renewal Term in which case Borrower shall pay all of the Liabilities in full on the last day of such term. If one or more of the events specified in clauses
(a) and (b) occurs, then (i) Borrower may not request any Loans from Bank on or after the date identified as the date on which the Liabilities are to be repaid and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Bank a release, in form and substance satisfactory to Bank, of all obligations and liabilities of Bank and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of Bank, in form and substance satisfactory to Bank, for checks which Bank has credited to Borrower's account, but which subsequently are dishonored for any reason. If, during the term of this Agreement, Borrower prepays all or any portion of the Liabilities from any source other than income from the ordinary course operations of Borrower's business, Borrower agrees to pay to Bank, as a prepayment fee, in addition to the payment of all other Liabilities, (i) if such prepayment occurs on or prior to the first anniversary of the date hereof, an amount equal to three percent (3%) of the maximum line of credit in effect hereunder at such time, (ii) if such prepayment occurs at any time after the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof, an amount equal to two percent (2%) of the maximum line of credit in effect hereunder at such time, and (iii) if such prepayment occurs at any time thereafter, an amount equal to one percent (1%) of the maximum line of credit in effect hereunder at such time.

    10. REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower hereby represents, warrants and covenants that:

         (a) the financial statements delivered or to be delivered by Borrower to Bank at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower, and there has been no adverse change in the financial condition, the operations or any other status of Borrower since the date of the financial statements delivered to Bank most recently prior to the date of this Agreement;

         (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's principal place of business and all of Borrower's other places of business, locations of Collateral and post office boxes are as set forth in Exhibit C; Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise Bank in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

         (c) the Collateral, including, without limitation, the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised Bank in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit C, and at other locations within the continental United States of which Bank has been advised by Borrower in writing;

         (d) if any of the Collateral consists of Goods of a type normally used in more than one state, whether or not actually so used, Borrower shall immediately give written notice to Bank of any use of any such Goods in any state other than a state in which Borrower has previously advised Bank such Goods shall be used, and such Goods shall not, unless Bank shall otherwise consent in writing, be used outside of the continental United States;

         (e) Borrower has not made, and shall not make, any loans or advances to any Affiliate or other Person except for advances to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower's business;

         (f) each Account or item of Inventory which Borrower shall, expressly or by implication, request Bank to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of "Eligible Account" and "Eligible Inventory" as set forth herein and as otherwise established by Bank from time to time, and Borrower shall promptly notify Bank in writing if any such Eligible Account or Eligible Inventory shall subsequently become ineligible;

         (g) Borrower is and shall at all times during the Original Term or any Renewal Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

         (h) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

         (i) there are no actions or proceedings which are pending or threatened against Borrower which might result in any material adverse change in its financial condition or materially adversely affect the Collateral and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Bank;

         (j) Borrower has obtained all licenses, authorizations, approvals and permits the lack of which would have a material adverse effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters) the failure to comply with which would have a material adverse effect on its business, property, assets, operations or condition, financial or otherwise;

         (k) all written information now, heretofore or hereafter furnished by Borrower to Bank is and shall be true and correct as of the date with respect to which such information was or is furnished;

         (l) Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate; provided, however, that Borrower may enter into transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate and, in connection therewith, may transfer cash or property to Affiliates for fair value;

         (m) Borrower's name has always been as set forth on the first page of this Agreement and Borrower uses no trade names or division names in the operation of its business, except as otherwise disclosed in writing to Bank; Borrower shall notify Bank in writing within ten (10) days of the change of its name or the use of any trade names or division names not previously disclosed to Bank in writing;

         (n) with respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained; (iii) Borrower shall not permit any such items to become a fixture to real estate or an accession to other personal property; and (iv) Borrower, immediately on demand by Bank, shall deliver to Bank any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment;

         (o) this Agreement, the Other Agreements and all other Reorganization Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms;

         (p) Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement, the Other Agreements or the other Reorganization Documents, or by consummation of the Reorganization Transactions;

         (q) Borrower is not now obligated, nor shall it create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that Borrower may (i) borrow money from a Person other than Bank on an unsecured and subordinated basis if a subordination agreement in favor of Bank and in form and substance satisfactory to Bank is executed and delivered to Bank relative thereto; (ii) maintain any present indebtedness to any Person which has been disclosed to Bank in writing and consented to in writing by Bank; and (iii) incur unsecured indebtedness to trade creditors in the ordinary course of Borrower's business; (iv) incur indebtedness secured by Purchase Money Liens in an aggregate outstanding principal amount not exceeding at any time $400,000; and (v) incur unsecured indebtedness evidenced by the "Notes" (as defined in and, in each case, to the extent issued pursuant to the terms of the Reorganization Plan);

         (r) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

         (s) except as otherwise disclosed in writing to Bank, Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

         (t) if Borrower is a corporation or partnership, Borrower is duly organized and in good standing in its state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary;

         (u) Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

         (v) there are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices; and

         (w) Borrower possesses, and shall continue to possess,adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it.

Borrower represents, warrants and covenants to Bank that all representations and warranties of Borrower contained in this Agreement (whether appearing in paragraphs 10 or 11 hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Loan is made pursuant to this Agreement.

    11. ADDITIONAL COVENANTS OF BORROWER. Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Bank's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

         (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit C;

         (b) Borrower agrees to deliver to Bank the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each monthly fiscal period, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower; (ii) no later than forty-five (45) days after the end of each of the first three fiscal quarters of Borrower's fiscal year, Borrower's Form 10-Q as filed with the Securities and Exchange Commission; and (iii) no later than ninety
    (90) days after the end of each of Borrower's fiscal years, audited annual financial statements with an unqualified certification by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, which financial statements shall be accompanied by a letter from such accountants acknowledging that they are aware that a primary intent of Borrower in obtaining such financial statements is to influence Bank and that Bank is relying upon such financial statements in connection with the exercise of its rights hereunder and copies of any management letters sent to the Borrower by such accountants;

         (c) Borrower shall promptly advise Bank in writing of any material adverse change in the business, assets or condition, financial or otherwise, of Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default hereunder after notice or lapse of time (or both);

         (d) Bank, or any Persons designated by it, shall have the right, at any time, to call at Borrower's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's business as Bank may consider reasonable under the circumstances. Borrower shall furnish to Bank such information relevant to Bank's rights under this Agreement as Bank shall at any time and from time to time request. Borrower authorizes Bank to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with any Affiliate or the officers, employees or directors of any Affiliate, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to Bank or to Borrower's independent public accountants. Borrower shall pay to Bank all customary fees and out-of-pocket expenses incurred by Bank in the exercise of its rights hereunder, and all of such fees and expenses shall constitute Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

         (e)  Borrower shall:

         (i) keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts and under policies in such form as shall be satisfactory to Bank. Original (or certified) copies of such policies of insurance have been or shall be delivered to Bank within fifteen (15) days after the date hereof, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Bank, showing loss under such insurance policies payable to Bank. Such endorsement, or an independent instrument furnished to Bank, shall provide that the insurance company shall give Bank at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Bank to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Bank an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Bank. Borrower irrevocably, makes, constitutes and appoints Bank (and all officers, employees or agents designated by Bank) as Borrower's true and lawful attorney
              (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; and

         (ii) maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Bank and original (or certified) copies of such policies have been or shall be delivered to Bank within fifteen (15) days after the date hereof, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Bank as additional insured thereunder and providing that the insurance company shall give Bank at least thirty (30) days written notice before any such policy shall be altered or cancelled.

              If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Bank, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Bank deems advisable. All sums disbursed by Bank in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder, shall be payable on demand by Borrower to Bank and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

         (f) Borrower shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; shall keep the Collateral in good condition, repair and order; shall permit Bank to examine any of the Collateral at any time and wherever the Collateral may be located; shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; shall not sell, lease, grant a security interest in or otherwise dispose of any of the Collateral except as expressly permitted by this Agreement; shall not settle or adjust any Account identified by Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Bank, provided, that following the occurrence of an Event of Default, Borrower shall not settle or adjust any Account without the consent of Bank; and shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Exhibit C or in any written notice to Bank pursuant to subparagraph 10(b) hereof, except for the removal of Inventory sold in the ordinary course of Borrower's business as permitted herein;

         (g) all monies and other property obtained by Borrower from Bank pursuant to this Agreement will be used solely for business purposes of Borrower;

         (h) Borrower shall, at the request of Bank, indicate on its records concerning the Collateral a notation, in form satisfactory to Bank, of the security interest of Bank hereunder;

         (i) Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (1) the amount so contested is shown on Borrower's financial statements,
    (2) the contesting of any such payment does not give rise to a lien for taxes, (3) Borrower keeps on deposit with Bank (such deposit to be held without interest) an amount of money which, in the sole judgment of Bank, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and (4) if Borrower fails to prosecute such contest with reasonable diligence, Bank may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Bank may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Bank shall constitute Loans hereunder, shall be payable by Borrower to Bank on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

         (j) Borrower shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

         (k) Borrower shall not (1) enter into any merger or consolidation (2) sell, lease or otherwise dispose of all or substantially all of its assets,
    (3) purchase all or substantially all of the assets of any Person or division of such Person, or (4) enter into any other transaction outside the ordinary course of Borrower's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock, provided, that Borrower may issue shares of common stock of Borrower to Borrower's employees to the extent required pursuant to the terms of the 1995 Stock Option Plan of Borrower, a copy of which is attached as Exhibit D to the Reorganization Plan;

         (l) Borrower shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if Borrower is a corporation) or on account of any equity interest in Borrower (if Borrower is a partnership or other type of entity);

         (m) Borrower shall not purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States;

         (n) Borrower shall not amend its organizational documents or change its fiscal year or enter into a new line of business materially different from Borrower's current business;

         (o) Borrower's Tangible Net Worth shall not at any time be less than Minimum Tangible Net Worth. "MINIMUM TANGIBLE NET WORTH" being defined for purposes of this subparagraph as set forth on SCHEDULE 2. "TANGIBLE NET WORTH" being defined for purposes of this subparagraph as Borrower's shareholders' equity (including retained earnings), LESS the book value of all intangible assets, including leasehold improvements and prepaid expenses (in each case net of amortization and/or depreciation), as determined solely by Bank on a consistent basis, PLUS the amount of any LIFO reserve, PLUS the amount of any debt subordinated to Bank, all as determined under generally accepted accounting principles applied on a basis consistent with the unaudited financial statements of Borrower as at September 30, 1995;

         (p) Borrower shall reimburse Bank for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees, incurred by Bank in connection with (I) documentation and consummation of this transaction and any other transactions between Borrower and Bank, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, (II) collection, protection or enforcement any rights in or to the Collateral, (III) collection of any Liabilities and (IV) administration and enforcement of any of Bank's rights under this Agreement. Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with Bank and any additional services requested by Borrower from Bank. All such costs, expenses and charges shall constitute Loans hereunder, shall be payable by Borrower to Bank on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder; and

    12. DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" by Borrower hereunder:

         (a) the failure of any Obligor to pay when due, declared due, or demanded by Bank, any of the Liabilities;

         (b) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements;

         (c) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure may have a material adverse effect on such Obligor's business, property, assets, operations or condition, financial or otherwise;

         (d) the making or furnishing by any Obligor to Bank of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Bank, which is untrue or misleading in any respect;

         (e) the loss, theft, damage or destruction of, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral;

         (f) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

         (g) the commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings;

         (h) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings;

         (i) the entry of any judgment or order against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

         (j) the death of any Obligor who is a natural Person, or of any partner of any Obligor which is a partnership, or the dissolution of any Obligor which is a partnership or corporation;

         (k) the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Bank pursuant to which such Person has guaranteed to Bank the payment of all or any of the Liabilities or has granted Bank a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;

         (l) the institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime; and

         (m) Bank shall reasonably feel insecure for any material reason whatsoever, including, without limitation, fear of removal or waste of the Collateral, or any part thereof.

    13.  REMEDIES UPON AN EVENT OF DEFAULT.

    (a) Upon the occurrence of an Event of Default described in subparagraph 12(g) hereof, all of Borrower's Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Bank, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

    (b) Upon the occurrence of an Event of Default, Bank may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Bank's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, to the extent permitted by applicable law, Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Bank shall have the right to store the same at any of Borrower's premises without cost to Bank. At Bank's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to Bank at one or more places to be designated by Bank and reasonably convenient to Bank and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least five (5) calendar days before such disposition. Any proceeds of any disposition by Bank of any of the Collateral may be applied by Bank to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such proceeds may be applied by Bank toward the payment of such of the Liabilities, and in such order of application, as Bank may from time to time elect.

    14. INDEMNIFICATION. Borrower agrees to defend (with counsel satisfactory to Bank), protect, indemnify and hold harmless Bank, each affiliate or subsidiary of Bank, and each of their respective officers, directors, employees, attorneys and agents (each an "INDEMNIFIED PARTY") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 14 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

    15. NOTICE. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Bank shall be sent to it at 120 South LaSalle Street, Chicago, Illinois 60603, Attention:
Asset-Based Lending Division, Telecopy No. 312/904-6450, and in the case of Borrower shall be sent to it at 1530 Fifth Avenue, Seattle, Washington 98101,
Attention:  William L. Lawrence, Jr., Telecopy No. 206/621-9830.

    16.  CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.  This
Agreement and the Other Agreements are submitted by Borrower to Bank for Bank's acceptance or rejection at Bank's principal place of business as an offer by Borrower to borrow monies from Bank now and from time to time hereafter, and shall not be binding upon Bank or become effective until accepted by Bank, in writing, at said place of business. If so accepted by Bank, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.
If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

    To induce Bank to accept this Agreement, Borrower irrevocably agrees that, subject to Bank's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby irrevocably appoints and designates CT Corporation System, with offices on the date hereof at 208 South LaSalle Street, Chicago, Illinois 60604 (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten (10) days written notice to Bank and who Bank has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to Bank agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person shall constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH.

    17. MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Bank. Borrower may not sell, assign or transfer this Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties hereunder and thereunder. Borrower hereby consents to Bank's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Bank's rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Bank may request in connection with any such sale, assignment, transfer or other disposition.

    18. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

    19. POWER OF ATTORNEY. Borrower acknowledges and agrees that its appointment of Bank as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

    20.  WAIVER OF JURY TRIAL; OTHER WAIVERS.

    (a) BORROWER AND BANK EACH HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER OR BANK OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND BANK. IN NO EVENT SHALL BANK BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

    (b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

    (c) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY BANK OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

    (d) Bank's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Bank in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is in writing, signed by a duly authorized officer of Bank and directed to Borrower specifying such suspension or waiver.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 4th day of December, 1995.


                                  JAY JACOBS, INC.



                                  By:  /s/ William L. Lawrence, Jr.
                                       -------------------------------------
                                  Name:     William L. Lawrence, Jr.
                                  Title:    Vice President



                                  LASALLE NATIONAL BANK


                                  By: /s/ Steven Fenton
                                       ---------------------------------------
                                  Name:  Steven T. Fenton
                                         -------------------------------------
                                  Title: Vice President - Asset-Based Lending
                                          ------------------------------------

                                      SCHEDULE 1

                                    EXISTING LIENS


    None, except as set forth on SCHEDULE 1(a) attached hereto and by this reference made a part hereof.

                                      SCHEDULE 2

                        MINIMUM TANGIBLE NET WORTH DEFINITION


    For purposes of subparagraph 11(o) of the Agreement, "MINIMUM TANGIBLE NET WORTH" shall mean, (i) for the monthly fiscal period of January, 1996, $916,000 and (ii) for each monthly fiscal period of Borrower identified on SCHEDULE 2(a) attached hereto and by this reference made a part hereof, the amount identified below such monthly fiscal period on the "MINIMUM TANGIBLE NET WORTH COVEN" line set forth on SCHEDULE 2(a); PROVIDED, HOWEVER, that within ninety days of January 27, 1996:

    (1) the "PROJ STOCKHOLDERS EQUITY" line set forth on SCHEDULE 2(a) shall be adjusted to reflect the actual amount of Borrower's stockholders equity as at January 27, 1996, which adjustment shall roll forward to future periods; and

    (2) the "PROFIT CREDIT (50%)" line set forth on SCHEDULE 2(a) shall be adjusted (i) to zero, if the actual profit of Borrower for the fiscal quarter of Borrower ending as at January 27, 1996, is equal to or less than zero, or (ii) to reflect 50% of the actual profit of Borrower (if positive) for such fiscal quarter, which adjustment shall roll forward to future periods;

and, PROVIDED, FURTHER, that Borrower's failure to maintain a Tangible Net Worth at any time during the monthly fiscal periods of January, February and March, 1996, respectively, which is at least equal to the applicable Minimum Tangible Net Worth for each of such monthly fiscal periods, shall not constitute an Event of Default if:


    (1) Borrower's pre-tax profit before reorganization adjustments is no less than $200,000 for the fiscal quarter of Borrower ending as at January 27, 1996; and

    (2) in each of February and March 1996, Borrower incurs no more than 120% of projected losses (as per Borrower's projections dated October 12, 1995) for such month, on a cumulative basis.

All amounts set forth on SCHEDULE 2(a) (other than amounts set forth on the "MINIMUM TANGIBLE NET WORTH COVEN" line) are included for the purpose of setting forth the method of calculating Minimum Tangible Net Worth and do not themselves constitute covenants.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 1

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


CREDIT TERMS

    (1) LOAN LIMIT: Subject to the terms and conditions of this Agreement (including Exhibit A) and the Other Agreements, during the Original Term or any Renewal Term, Bank shall, absent the occurrence of an Event of Default, advance an amount up to the sum of the following sublimits (the "LOAN LIMIT"):

    (a) Up to fifty percent (50%) or such lesser sum as determined by Bank in its sole discretion, on a basis consistent with the credit procedures of its Asset-Based Lending Division, of the lower of the cost or market value of Borrower's Eligible Inventory; PLUS

    (b) Subject to paragraph (2) of this Exhibit A, up to fifty percent (50%) or such lesser sum as determined by Bank in its sole discretion, on a basis consistent with the credit procedures of its Asset-Based Lending Division, against the face amount of Commercial Letters of Credit issued by Bank for the purpose of purchasing Inventory, provided that such Commercial Letters of Credit are in form and substance satisfactory to Bank; MINUS

    (c) Such reserves as Bank elects, in its sole discretion, on a basis consistent with the credit procedures of its Asset-Based Lending Division, to establish from time to time, including, in any event, reserves in the aggregate then outstanding amount of all indebtedness, liabilities and other obligations (i) described in CLAUSE (iv) of subparagraph 10(q) of the Agreement and (ii) secured by liens described in CLAUSES (vii) and (viii) of the definition of "PERMITTED LIENS" set forth in the Agreement;

provided, that the aggregate Loan Limit shall in no event exceed TEN MILLION NO/100 DOLLARS ($10,000,000.00), except as such amount may be increased or, following the occurrence of an Event of Default, decreased by Bank, in its sole discretion, from time to time.

    (2) LETTERS OF CREDIT: Subject to the terms and conditions of this Agreement (including Exhibit A) and the Other Agreements,


                                                    Borrower:  Jay Jacobs, Inc.
                                      Initialed for Borrower by: /s/ W.L.L.,Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 2

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


during the Original Term or any Renewal Term, Bank shall, absent the occurrence of an Event of Default, from time to time issue, upon Borrower's request, Commercial and/or Standby Letters of Credit, provided that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00). Bank's contingent liability under the Letters of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow based upon the Loan Limit. Payments made by Bank to any Person on account of any Letter of Credit shall constitute Loans hereunder. At no time shall the aggregate of direct Loans by Bank to Borrower plus the contingent liability of Bank under the outstanding Letters of Credit be in excess of the Loan Limit. Borrower shall remit to Bank a Letter of Credit fee equal to one and one-quarter percent (1.25%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on each day that interest is payable hereunder. Borrower shall also pay on demand Bank's normal and customary administrative charges for issuance of any Letter of Credit.

    (3) INTEREST RATE: Each Loan shall bear interest at a per annum rate equal to the Bank's publicly announced prime rate (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "PRIME RATE") in effect from time to time, payable on the last business day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate. Upon the occurrence of an Event of Default, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

    (4)  FACILITIES FEE:   Borrower shall pay to Bank an annual  facilities fee
equal to one percent (1%) of the maximum line of credit in effect hereunder, which fee shall be fully earned by Bank and payable on the date that Bank makes its initial disbursement under this Agreement and on each anniversary of the date of this Agreement during the Original Term and any Renewal Term.

ADDITIONS AND CHANGES TO COVENANTS


                                                    Borrower:  Jay Jacobs, Inc.
                                     Initialed for Borrower by: /s/ W.L.L., Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 3

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


    (5)  CHECKING ACCOUNT PROVISIONS:  Borrower shall maintain its general
checking account and the Cash Concentration Account with Bank.   Normal charges
shall be assessed thereon. Although no compensating balance is required, Borrower may keep monthly balances in order to merit earnings credits which will cover Bank's service charges for demand deposit account activities.

    (6) APPLICATION OF COLLECTIONS AT DIRECTION OF BORROWER: Notwithstanding the provisions of subparagraphs 7(a) and (c) of the Agreement, on any date on which cash or other immediately available funds are deposited into the Collection Account or otherwise received by Bank in Chicago, Illinois, Bank shall apply such deposits on such date as directed by Borrower if (i) no Liabilities (other than contingent liabilities) are outstanding, and no Event of Default then exists or (ii) whether or not an Event of Default exists, no Liabilities are outstanding.

    (7) SCHEDULE OF ELIGIBLE ACCOUNTS: Notwithstanding the provisions of clause (i) of subparagraph 8(a) of the Agreement, Borrower shall not be required to deliver to Bank any schedule identifying Eligible Accounts until Borrower is requested to do so by Bank.

    (8) CAP ON CERTAIN AUDIT AND INVENTORY EXAM COSTS: Notwithstanding the provisions of subparagraph 11(d) of the Agreement, Borrower shall pay the normal audit fees and out-of-pocket expenses related to the initial audit, including, but not limited to, air fare, lodging, and meals, to Bank to cover Bank's initial examinations of the Collateral, as well as Borrower's books and records. Thereafter, with respect to Bank's internal auditors, Borrower shall pay the normal audit fees to Bank, but such audit fees shall not, absent the occurrence of an Event of Default, exceed $10,000.00 in any calendar year of the Original Term or any Renewal Term plus out-of-pocket expenses related to any such audit, including, but not limited to, air fare, lodging and meals.

    If Bank, in its sole discretion, elects to use outside auditors, then Borrower shall pay the normal audit fees and out-of-pocket expenses related to any such audit, including, but not limited to, air fare, lodging, and meals, to Bank to cover Bank's periodic examinations of the Collateral, as well as Borrower's books and records.


                                                    Borrower:  Jay Jacobs, Inc.
                                     Initialed for Borrower by: /s/ W.L.L., Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 4

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


    (9) TAX DEPOSITS. Notwithstanding the provisions of subparagraph 11(i)(3) of the Agreement, Borrower may contest the payment of taxes in an aggregate amount not exceeding at any time $100,000, without keeping on deposit with Bank an amount sufficient to pay such taxes and any interest or penalties that may accrue thereon, so long as Borrower shall have established reserves with respect thereto, to the extent required by generally accepted accounting principles consistently applied.

    (10) INSURANCE REQUIREMENTS: Notwithstanding the provisions of subparagraph 11(e) of the Agreement, Bank hereby acknowledges that (i) Bank has received certified copies of each of the insurance policies set forth on Exhibit B and that the form of each of such policies is satisfactory to Bank; (ii) the respective amounts and types of insurance set forth on Exhibit B are satisfactory to Bank on the date hereof, including, to the extent set forth on Exhibit B, any self-insured portion or portions thereof; and (iii) each of the insurance companies set forth on Exhibit B is satisfactory to Bank on the date hereof.

    (11) PERMITTED INVESTMENTS: Notwithstanding the provisions of subparagraph 11(m) of the Agreement, Borrower may invest in (i) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor or "P-1" by Moody's, provided that such commercial paper is purchased for the account of Borrower by LaSalle Capital Markets or LaSalle National Trust N.A.; and (ii) certificates of deposit of one (1) year or less issued by Bank.

    (12) PERMITTED AMENDMENTS TO ORGANIZATIONAL DOCUMENTS: Notwithstanding the provisions of subparagraph 11(n) of the Agreement, Borrower may amend its organizational documents to effect changes which could not reasonably be expected to have an adverse effect on Bank, including, without limitation, the perfection and priority of any of its liens on or security interests in all or any part of the Collateral.


ADDITIONS AND CHANGES TO DEFAULTS:

    (13) NO DEFAULT FOR CERTAIN LOSSES: Notwithstanding the provisions of subparagraph 12(e) of the Agreement, loss, theft, damage or destruction (a "LOSS") of any of the Collateral shall not


                                                    Borrower:  Jay Jacobs, Inc.
                                     Initialed for Borrower by: /s/ W.L.L., Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 5

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


constitute an Event of Default hereunder:

         (i) in the case of any Loss involving Collateral which is insured by a third party insurer, to the extent such insured Loss, together with all other such insured Losses occurring in the same fiscal year of Borrower, involves Collateral with an aggregate value of less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00); provided, that with, respect to each such insured Loss, coverage is not denied or excluded by the insurer and Bank is in receipt of all insurance proceeds relative thereto within one hundred eighty (180) days of the occurrence of such Loss and; provided, further, that five (5) business days shall have elapsed from the date on which, absent the terms of this proviso, an Event of Default would otherwise have occurred by reason of this clause (i); or

         (ii) in the case of any Loss involving Collateral which is not insured by a third party insurer (including any Collateral which is self-insured) or for which coverage is denied or excluded by the insurer or for which Bank does not receive the proceeds within one hundred eighty (180) days of the occurrence of such uninsured Loss, to the extent such uninsured Loss, together with all other such uninsured Losses occurring in the same fiscal year of Borrower, involves Collateral with an aggregate value of less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

With respect to determining the value of Collateral involved in any Loss, such valuation shall be determined by Bank in its sole discretion on a basis consistent with the credit procedures of its Asset-Based Lending Division.

    (14) ADDITIONAL EVENTS OF DEFAULT:   In addition to the Events of Default
specified in Paragraph 12 of the Agreement, the occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

         (a) the failure of Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of Borrower under the Reorganization Plan or any "Note" (as defined in the Reorganization Plan); or


                                                    Borrower:  Jay Jacobs, Inc.
                                     Initialed for Borrower by: /s/ W.L.L., Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 6

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


         (b) the occurrence of an Event of Default under and as defined in the Reorganization Plan.


MISCELLANEOUS

    (15) GOOD FAITH DEPOSIT: Borrower has previously remitted to Bank $50,000.00 as a good faith deposit. Such good faith deposit, less (i) Bank's charges and expenses for its initial examination of the Collateral, as well as Borrower's books and records and (ii) all other out-of-pocket expenses, including, but not limited to, Uniform Commercial Code Searches, appraisals, reasonable legal fees of outside counsel, and Federal Express charges, is refundable at the time Bank makes the initial Loan. However if Borrower fails to consummate the financing transaction contemplated hereby, then Borrower shall forfeit to Bank the entire good faith deposit and reimburse Bank for all out-of-pocket expenses.

CONDITIONS TO CLOSING

    (16) Bank shall be under no obligation to consummate the transactions contemplated by this Agreement until each of the conditions listed in this Paragraph (16) has been satisfied. Whenever a condition contained herein requires delivery of an agreement or other document to Bank, each such agreement or other document shall be in form and substance satisfactory to Bank in its sole discretion.

    (a) GUARANTIES: Borrower shall cause to be executed in favor of Bank and delivered to Bank the Continuing Unconditional Guaranty of its wholly-owned subsidiary, J.J. Distribution Company, of any and all indebtedness of Borrower to Bank. The Guarantor shall grant to Bank a first perfected security interest in and to all of the Guarantor's assets (including real property) and shall execute and deliver to Bank such documentation as Bank, in its sole discretion, deems necessary, including, without limitation a mortgage and security or similar instrument, evidencing such grant.

    (b) CONFIRMATION ORDER AND FINANCING ORDER: The Confirmation Order and Financing Order shall each be in form and


                                                    Borrower:  Jay Jacobs, Inc.
                                     Initialed for Borrower by: /s/ W.L.L., Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                        EXHIBIT A-SPECIAL PROVISIONS - PAGE 7

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


         substance satisfactory to Bank and shall have been entered and shall have become final and effective and shall not be subject to appeal, review or reconsideration or stayed pursuant to an order of any governmental authority, including, without limitation, the Bankruptcy Court.

    (C) REORGANIZATION DOCUMENTS: The respective terms and provisions of each of the other Reorganization Documents, shall in each case be in form and substance reasonably satisfactory to Bank.

    (D) REORGANIZATION PLAN: Bank shall have received evidence reasonably satisfactory to Bank that Borrower and all other Persons shall have performed or caused to be performed (or concurrently with the execution and delivery hereof shall perform or cause to be performed) all obligations required pursuant to the Reorganization Plan to be performed by Borrower or such other Persons on or before the "Effective Date" (as such term is defined in the Reorganization Plan), including, without limitation, the making by Borrower of all payments required to be made by Borrower pursuant to the Reorganization Plan.

    (E) SERVICE OF PROCESS: Borrower shall execute and deliver and shall cause Guarantor to execute and deliver to Bank an agreement in form and substance satisfactory to Bank wherein CT Corporation System, with offices on the date hereof at 208 South LaSalle Street, Chicago, Illinois 60604, shall agree to accept service of process on behalf of each of such Persons.

    (F) ATTORNEY'S OPINION LETTER: Borrower shall cause to be executed and delivered to Bank an Attorney's Opinion Letter.


                                                    Borrower:  Jay Jacobs, Inc.
                                     Initialed for Borrower by: /s/ W.L.L., Jr.
Date:  December 4, 1995                         Initialed for Bank by: /s/ S.F.

                                      EXHIBIT B

                                   DEPOSITARY BANKS


    None, except as set forth on EXHIBIT B(1) attached hereto and by this reference made a part hereof.

                                      EXHIBIT C

                          BUSINESS AND COLLATERAL LOCATIONS


Attached to and made a part of that certain Loan and Security Agreement of even date herewith between JAY JACOBS, INC., a Washington corporation ("BORROWER") and LASALLE NATIONAL BANK ("BANK").


A. Borrower's Business Locations (please indicate which location is the principal place of business and at which locations originals and all copies of Borrower's books, records and accounts are kept). :

    (1) BORROWER'S PRINCIPAL PLACE OF BUSINESS AND THE SOLE LOCATION OF ORIGINALS AND ALL COPIES OF BORROWER'S BOOKS, RECORDS AND
         ACCOUNTS:

                   1530 Fifth Avenue
                   Seattle, Washington 98101

    (2)  OTHER BUSINESS LOCATIONS:

    Anchorage Shopping Center
    600 E. Northern Lights Blvd.
    Anchorage, AK 99503

    Bentley Mall - Space 8/9
    32 College Road
    Fairbanks, AK 99701

    Peninsula Mall
    44332 Sterling Highway, #42
    Soldotna, AK 99669

    University Center, #3
    3901 Old Seward Highway
    Anchorage, AK 99503

    Northway Mall
    3101 Penland Parkway
    Anchorage, AK 99508

    Dimond Center, #210
    800 E. Dimond Blvd.
    Anchorage, AK 99515

    Nugget Mall, #245
    8745 Glacier Highway
    Juneau, AK 99803

    Cottonwood Creek Mall, D-06
    1800 Parks Highway
    Wasilla, AK 99687

    Anchorage Mall
    600 E. Northern Lights Blvd.
    Anchorage, AK 99503

    Dimond Center, #3140
    800 E. Dimond Center Blvd.
    Anchorage, AK 99515

    Plaza Port West, UL9
    2417 Tongass Street
    Ketchikan, AK 99901

    Anchorage Fifth Avenue, #254
    320 West Fifth Avenue
    Anchorage, AK 99501

    Anchorage Fifth Avenue, #208
    320 West Fifth Avenue
    Anchorage, AK 99501

    Dimond Center, #213
    800 E. Dimond Center Blvd.
    Anchorage, AK 99515

    Valley River Center
    12001 Business Boulevard
    Eagle River, AK 99577

    Plaza Port West, LL119A
    2417 Tongass Street
    Ketchikan, AK 99901

    Bentley Mall, Sp 12
    32 College Road
    Fairbanks, AK 99701

    Anchorage Mall, #260
    320 W. Fifth Avenue
    Anchorage, AK 99501

    Santa Rosa Plaza, #B-165
    Santa Rosa, CA 95401

    Serramonte Center, Sp D-340
    Daly City, CA 94015

    Bay Fair Mall
    116 Bayfair Drive
    San Leandro, CA 94578

    Manhattan Village, C14
    3200 Sepulveda Blvd.
    Manhattan Beach, CA 90266

    Valley Fair
    2855 Stevens Creek Blvd., #245
    Santa Clara, CA 95050

    The Mall of Victor Valley, #837
    14400 Bear Valley Road
    Victorville, CA 92392

    The Esplanade
    185 Esplanade Drive
    Oxnard, CA 93030

    The Mall of Victor Valley, #613
    144400 Bear Valley Road
    Victorville, CA 92392

    The Esplanade
    267 Esplanade Drive
    Oxnard, CA 93030

    Fresno Fashion Fair
    709 East Shaw
    Fresno, CA 93710

    5921 Sunrise Mall
    Citrus Heights, CA 95610

    Chico Mall, D-409
    1950 E. 20th Street
    Chico, CA 95928

    Chico Mall, D-407
    1950 E. 20th Street
    Chicago, CA 95928

    Capitola Mall, Space H-4
    1855 41st Avenue
    Capitola, CA 95010

    Sherwood Mall, #19
    5308 Pacific Avenue
    Stockton, CA 95207


    2055 Brea Mall
    Brea, CA 92621

    1689 Arden Fair Mall, #2116
    Sacramento, CA 95815

    Oakridge Mall
    190 Oakridge Mall
    San Jose, CA 95123

    Vallco Fashion Park, #2112
    10123 N. Wolfe Road
    Cupertino, CA 95014

    Vallco Fashion Park, #2027
    10123 N. Wolfe Road
    Cupertino, CA 95014

    Westminster Mall, #115
    5491 W. 88th Street
    Westminster, CO 80030

    Crossroads Mall
    1700 28th Street, #315
    Boulder, CO 80301

    The Citadel, #1132
    750 Citadel Drive East
    CO Springs, CO 80909

    Fairfield Commons
    Lakewood, CO

    Foothills Fashion Mall, #169
    215 E. Foothills Parkway
    Fort Collins, CO 80525

    Westland Towne Center
    Lakewood, CO

    Santa Rosa Mall
    300 Mary Esther Cutoff
    Mary Esther, FL 32569

    Cordova Mall
    5100 N. Ninth Avenue
    Pensacola, FL 32504

    Miami International
    1455 N.W. 107th Ave., #350
    Miami, FL 33172

    Florida Mall
    8001 S. Orange Blossom, #624
    Miami, FL 32809

    Sarasota Square Mall
    8201 S. Tamiami Trail
    Sarasota, FL 34238

    Tyrone Square
    6901 22nd Avenue North
    St. Petersburg, FL 33710

    University Square Mall
    2255 E. Fowler Avenue
    Tampa, FL 33612-5508

    Lenox Square, B34
    3393 Peachtree Road N.E.
    Atlanta, GA 30326

    Northlake Mall, #2044
    1501 Northlake Mall
    Atlanta, GA 30345

    Southlake Mall, #213
    1217 Southlake Mall Drive, #1218
    Morrow, GA 30260

    Gwinnett Place, #226
    2100 Pleasant Hill Road
    Duluth, GA 30136

    Gwinnett Marketfair
    Duluth, GA

    Pearl Ridge Shopping Center
    213 Pearl Ridge Shopping Center
    Aiea, Oahu, HI 96701

    Ala Moana Shopping Center, #2015
    1450 Ala Moana Blvd.
    Honolulu, HI 96814

    520 Prince Kuhio Plaza
    111 East Puainako
    Hilo, HI 96720

    Pearl Ridge Shopping Center
    Phase II, #24-06
    Aiea, Oahu, HI 96701

    Kukui Grove Center, #2032
    3-2600 Kaumualii Highway
    Lihue, HI 96766

    Grand Teton Mall
    2300 East 17th Street
    ID Falls, ID 83401

    Palouse Empire Mall
    2108 Pullman Road
    Moscow, ID 83843

    Towne Square Mall
    504 Main Street
    Lewiston, ID 83501-1869

    Boise Towne Square, #1101
    350 N. Milwaukee
    Boise, ID 83788

    Silver Lake Mall, D-409
    200 W. Hanley Avenue
    Coeur D'Alene, ID 83814

    Lincolnwood Towne Center, D8
    3333 W. Touhy
    Lincolnwood, IL 60645

    Lincolnwood Towne Center, H9
    3333 W. Touhy Avenue
    Lincolnwood, IL 60645

    The Grove
    1310-B West 75th Street
    Downers Grove, IL 60516

    Charlestowne Mall
    3800 East Main Street
    St. Charles, IL 60174

    Rimrock Mall
    300 South 24th West
    Billings, MT 59102

    Holiday Village Mall
    1200 10th Avenue South
    Great Falls, MT 59405

    Kalispell Center Mall
    1203 Hwy 2 West, #21
    Kalispell, MT 59901

    Kalispell Center Mall
    North 20 Main
    Kalispell, MT 59901

    Main Mall
    2825 West Main
    Bozeman, MT 59715

    Butte Plaza
    3100 Harrison Avenue
    Butte, MT 59701

    Capital Hill Mall, #240
    1600 11th Avenue
    Helena, MT 59601

    The Meadows Mall, No. 1181
    4300 Meadows Lane
    Las Vegas, NV 89107

    The Meadows Mall, No. 240
    4300 Meadows Lane
    Las Vegas, NV 89107

    Park Lane Mall
    144 East Plumb Lane
    Reno, NV 89502

    Winrock Center
    147 Winrock Center
    Albuquerque, NM 87110

    Mesilla Valley Mall, #1174
    700 S. Tellshore
    Las Cruces, NM 88001

    1144 Villa Linda Mall
    Santa Fe, NM 87505

    Dakota Square, #600
    2400 10th Street S.W.
    Minot, ND 58701

    Columbia Mall, #42
    2800 S. Columbia Road, #314
    Grand Forks, ND 58201

    Chapel Hill Mall, #950
    2000 Brittain Road
    Akron, OH 44310


    Rolling Acres Mall
    2400 Romig Road
    Akron, OH 44322

    Salem Centre
    480 Center Street N.E.
    Salem, OR 97301

    Bend River Mall
    3164 North Highway 97
    Bend, OR 97701

    Pony Village Shopping Center
    1601 Virginia Avenue
    North Bend, OR 97459

    Clackamas Town Center
    12000 S.E. 82nd Avenue
    Suite 2193 (Space E-9)
    Portland, OR 97266

    Galleria
    921 S.W. Morrison Street
    Portland, OR 97205

    Beaverton Town Square
    11765 S.W. Beaverton-H Highway
    Beaverton, OR 97005

    480 Valley River Center
    Eugene, OR 97401

    Rogue Valley Mall
    1600 North Riverside
    Medford, OR 97501

    Gresham Village
    2424-26 East Burnside Drive
    Gresham, OR 97080

    Heritage Mall
    2137 14th Avenue S.E.
    Albany, OR 97321

    968 Lloyd Center
    Portland, OR 97232

    Beaverton Mall, #8
    3275 S.W. Cedar Hills Blvd.
    Beaverton, OR 97005

    Rogue Valley Mall #2099
    1600 North Riverside
    Medford, OR 97501

    Roseburg Valley Mall #420
    1444 N.W. Garden Valley Blvd.
    Roseburg, OR 97470

    West Park Plaza
    1431 S.W. Fourth Avenue
    Ontario, OR 97914

    2146 Town East Mall
    Mesquite, TX 75150

    Mall of Abilene, Space #1262
    4310 Buffalo Gap Road
    Abilene, TX 79606

    Golden Triangle Mall
    2201 Interstate 35 East
    Denton, TX 76205

    Cielo Vista Mall
    8401 Gateway Boulevard West
    El Paso, TX 79925

    59 Central Mall
    Port Arthur, TX 77642

    Rivercenter Mall
    849 E. Commerce Street
    San Antonio, TX 78205

    Midway Mall
    4800 N. Texoma Parkway
    Sherman, TX 75090

    1182 Sunset Mall
    San Angelo, TX 76904

    West Oaks Mall, #340
    1000 West Oaks Mall
    Houston, TX 77082

    50 South Main, #2A15
    Salt Lake City, UT 84144

    731 Northgate Mall
    Seattle, WA 98125

    707 Southcenter Mall
    Tukwila, WA 98188

    163 Bellevue Square
    Bellevue, WA 980004

    190 Bellevue Square
    Bellevue, WA 98004

    2028 Yakima Mall
    Yakima, WA 98901

    1927 South Sea-Tac Mall
    Federal Way, WA 98003

    Tacoma Mall
    4502 S. Steele, #1139
    Tacoma, WA 98409

    Cascade Mall - Space A9
    740 Cascade Mall Drive
    Burlington, WA 98233

    Northtown Mall
    4750 N. Division, #186
    Spokane, WA 99207

    101 Elliott Avenue W., #330
    Seattle, WA 98119

    2814 Colby
    Everett, WA 98201

    Wenatchee Valley Mall
    511 Valley Mall Parkway
    E. Wenatchee, WA 98802

    Lewis County Mall
    151 N.E. Hampe Way
    Chehalis, WA 98532

    Everett Mall
    1402 S.E. Everett Mall
    Everett, WA 98208

    134 Capital Mall
    Olympia, WA 98502

    Alderwood Mall
    3000 184th Street S.W., #127
    Lynnwood, WA 98037

    12613 Totem Lake Blvd.
    Kirkland, WA 98034

    Southshore Mall
    1017 Boone
    Aberdeen, WA 98520

    226 Columbia Center
    Kennewick, WA 99336

    1075 Yakima Mall
    Yakima, WA 98901

    Budget Store
    1530 Fifth Avenue
    Seattle, WA 98101

    349 University City
    Spokane, WA 99206

    Distribution Center
    Building G
    Northwest Corporate Park
    19821 89th Avenue South
    Kent, WA 98108

    River Park Square
    West 714 Main Avenue
    Spokane, WA 99201

    Kitsap Mall
    10315 Silverdale Way N.W.
    Silverdale, WA 98383

    Three Rivers Mall
    351 Three Rivers Drive
    Kelso, WA 98626

    Factoria Square
    4065 128th Avenue S.E.
    Bellevue, WA 98006

    Bellis Fair, #350
    1 Bellis Fair Parkway
    Bellingham, WA 98226

    South Hill Mall, #320
    3500 S. Meridian
    Puyallup, WA 98373

    Blue Mountain Mall, #517
    1631 W. Rose Street
    Walla Walla, WA 99362

    South Hill Mall, #330
    3500 S. Meridian Avenue
    Puyallup, WA 98373

    Vancouver Mall, #131
    5001 N.E. Thurston Way
    Vancouver, WA 98662

    O'Shea Building
    (Stores #1 and #66)
    Seattle, WA 98104

    Southridge Mall
    5300 South 76th Street
    Greendale, WI 53129

    207 West Towne Mall
    Madison, WI 53719

    161 East Towne Mall
    Madison, WI 53704

    CenterPoint Mall, #D-30
    1201 Third Court
    Stevens Point, WI 54481

    Eastridge Mall
    601 Wyoming Boulevard S.E.
    Casper, WY 82609

    Frontier Mall, #44
    1400 Del Range Blvd.
    Cheyenne, WY 82009

B. Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Borrower. Please indicate the relationship of such location to Borrower (i.e. public warehouse, processor, etc.):

                   19817 89th Avenue South
                   Kent, Washington 98108
                   (Warehouse)

                      LIST OF OMITTED SCHEDULES AND UNDERTAKING


Schedule 1(a), setting forth secured tax claims against the Registrant, and Exhibit B(1), identifying by bank name and account number the Registrant's depositary banks under the Agreement, have been omitted from this exhibit to the Registrant's Form 10-K report in reliance on Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. By filing this exhibit to its Form 10-K report, the Registrant agrees to furnish supplementally a copy of the
Schedule 1(a) and Exhibit B(1) to the Agreement to the Securities and Exchange Commission upon request.